Exhibit 99.1

CONTACT:

Rodney B. Harrison	Van Negris / Lexi Terrero
Morton Industrial Group, Inc.	Van Negris & Company, Inc.
(309) 266-7176	(212) 396-0606 – info@vnegris.com

FOR IMMEDIATE RELEASE

Morton Industrial Group, Inc. Reports

Continued Increases in Revenues and Profitability
for the Fiscal 2004 First Half and Second Quarter

MORTON, IL – August 9, 2004 – Morton Industrial Group, Inc. (OTC BB: MGRP), which operates Morton Metalcraft Co., a leading metal fabrication supplier to large industrial original equipment manufacturers (OEMs), today announced its financial results for the fiscal 2004 first half and second quarter ended June 26, 2004.

William D. Morton, Chairman and Chief Executive Officer of Morton Industrial Group, Inc., stated, “Our prestigious customer base, who serves the Construction, Agricultural, and Commercial capital goods industries, has experienced very strong demand for their products during the first half of 2004. As a result, our revenues and profitability increased during the 2004 first half and second quarter. Industry indicators suggest that the strength of this customer demand will continue through 2004.

“To support our customers in this new business environment, Morton Metalcraft Co. has added capacity by hiring nearly 500 new direct and indirect employees, purchased over 30 pieces of key manufacturing equipment and increased our flow of purchased material particularly cosmetically sensitive sheet steel in a difficult U.S. Steel Industry environment.

“We have remained committed to the use of 6 Sigma methodology in improving our internal operating performance. This effort assisted us through the recent manufacturing constriction and now is strengthening our production and service capabilities, helping us to meet this significantly higher level of demand.

“As always we appreciate the commitment, resolve and expertise of our now over 1,500 associates in helping us meet the many challenges created by this very steep ramp up in business. Our people have always been and remain our greatest asset.”

Continued Sales and Earnings Growth

Net sales for the six months ended June 26, 2004 were $90.6 million compared to $66.8 million for the six months ended June 28, 2003, an increase of $23.8 million or 35.8%. Net sales for the three months ended June 26, 2004 were $50.7 million compared to $34.4 million for the three months ended June 28, 2003, an increase of $16.3 million or 47.4%. The sales increase resulted primarily from increased unit demand by existing customers of construction-related equipment components and an increase in industrial components to new customers.

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Morton Industrial Group, Inc.
August 9, 2004
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Operating income for the 2004 first half was $4.7 million compared to $3.0 million in the 2003 first half, an increase of 57.7%. Operating income for the 2004 second quarter was $2.6 million compared to $1.7 million in the 2003 second quarter, an increase of 55.0%.

Net earnings available to common shareholders for the 2004 first half were $4.4 million, or $0.76 per diluted share compared to $259 thousand, or $0.05 per diluted share in the comparable period a year ago. Net earnings available to common shareholders for the 2004 second quarter were $2.2 million, or $0.38 per diluted share compared to $140 thousand, or $0.02 per diluted share in the comparable period a year ago.

About Morton Industrial Group, Inc.

Morton Industrial Group, Inc. (OTC: MGRP) operates Morton Metalcraft Co.’s five metal fabrication plants in Morton, Illinois (2); Apex and Welcome, North Carolina; and Honea Path, South Carolina. It employs approximately 1,500 associates serving construction, agricultural and commercial capital goods original equipment manufacturers (OEMs). Morton Metalcraft Co.’s principal customers include Caterpillar Inc., Carrier Corporation, Deere & Company, Hallmark, Kubota and Winnebago.

“Safe Harbor” Statement Under The Private Securities Litigation Reform Act of 1995: This press release contains “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934, including statements containing words “anticipates,” “believes,” “intends,” “estimates,” “expects,” “projects,” and similar words. The forward looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results to be materially different from any future results expressed or implied by such forward looking statements. Such factors include, among others, the following: the loss of certain significant customers; the cyclicality of our construction and agricultural sales; the availability of working capital; the orders of our major customers; general economic and business conditions, both nationally and in the markets in which we operate or will operate; competition; and other factors referenced in the Company’s reports and registration statements filed with the Securities and Exchange Commission. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward looking statements. The forward looking statements contained herein speak only of the Company’s expectation as of the date of this press release. We disclaim any obligations to update any such factors or publicly announce the result of any revisions to any of the forward looking statements contained herein to reflect future events or developments.

- Statistical Table Follows -

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Morton Industrial Group, Inc.
August 9, 2004
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MORTON INDUSTRIAL GROUP, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
For the Three and Six Months Ended June 26, 2004 and June 28, 2003
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 26, 2004	June 28, 2003	June 26, 2004	June 28, 2003
Net sales	$50,706	34,398	90,626	66,778
Cost of sales	44,561	29,388	78,972	57,177

Gross profit	6,145	5,010	11,654	9,601

Operating expenses:
Selling expenses	785	712	1,587	1,413
Administrative expenses	2,729	2,600	5,367	5,207

Total operating expenses	3,514	3,312	6,954	6,620

Operating income	2,631	1,698	4,700	2,981

Other income (expense):
Interest expense	(1,159)	(936)	(1,730)	(1,869)
Interest on redeemable preferred stock	(36)	—	(249)	—
Gain on redemption of preferred stock	850	—	1,700	—
Other	42	171	83	337

Total other income (expense)	(303)	(765)	(196)	(1,532)

Earnings before income taxes and discontinued operations	2,328	933	4,504	1,449
Income taxes	100	360	150	560

Earnings before discontinued operations	2,228	573	4,354	889

Discontinued operations:
Net loss from operations of discontinued plastics operations	—	(85)	—	140
Income taxes	—	(35)	—	55

	—	(50)	—	85

Net earnings	2,228	523	4,354	974
Accretion of discount on preferred shares	—	(383)	—	(715)

Net earnings available to common stockholders	$2,228	140	4,354	259

Earnings per common share — basic:
Earnings from continuing operations	$0.48	0.04	0.94	0.04
Earnings (loss) from discontinued operations	—	(0.01)	—	0.02

Net earnings available to common stockholders	$0.48	0.03	0.94	0.06

Earnings per common share — diluted:
Earnings from continuing operations	$0.38	0.03	0.76	0.03
Earnings (loss) from discontinued operations	—	(0.01)		0.02

Net earnings available to common stockholders	$0.38	0.02	0.76	0.05

See accompanying notes to condensed consolidated financial statements.

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